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                                                                  EXHIBIT 99.4


                          CONSENT OF DIRECTOR DESIGNEE



     I, Steven J. Guerrettaz, hereby consent to being named as a director designee of ATG Inc., a California corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-1, as may be amended from time to time prior to being declared effective by the Commission (as amended, the "Registration Statement"). I understand that the Registration Statement is being filed with the Commission in connection with the initial public offering of the Company's Common Stock.


Dated:  March 27, 1998          /s/ Steven J. Guerrettaz
                               --------------------------------
                                 Steven J. Guerrettaz